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Weyerhaeuser Announces Election of Al Monaco to Board of Directors

SEATTLE (Feb. 18, 2020) — Weyerhaeuser Company (NYSE: WY) today announced that Al Monaco has been elected as a member of the company's board of directors, effective Feb. 18, 2020. Monaco has served as president and CEO and a director of Enbridge Inc., a leading North American energy infrastructure company based in Calgary, Canada, since October 2012.

“We are very pleased to welcome Al to the Weyerhaeuser board of directors,” said Rick R. Holley, chairman of the board of directors. "Al has broad experience leading a large, multinational corporation, and he has deep expertise with commodity pricing cycles and capital-intensive businesses. His strong commitment to safety, sustainability and inclusion align well with Weyerhaeuser’s core values.”

Since his appointment as CEO, Monaco has led Enbridge through a period of growth and international expansion, including the acquisition of Houston-based Spectra Energy in 2017 and European offshore wind energy, and he has overseen ongoing investments in safety, reliability and environmental protection. He is a director and member of the American Petroleum Institute Executive and Finance Committees, and a member of the U.S. National Petroleum Council, the Business Council of Canada, the Business Council of Alberta, and the Catalyst Canada Advisory Board.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

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